EXHIBIT 99.1
CROSSTEX
PRESS RELEASE
Crosstex Energy, L.P. to Acquire Barnett Shale Midstream Facilities From Chief Holdings LLC
DALLAS, May 2 /PRNewswire-FirstCall/ — Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) announced today that it will acquire the natural gas gathering pipeline systems and related facilities of privately- owned Chief Holdings LLC in the fast-growing Barnett Shale play for $480 million, subject to customary adjustments at closing.
The transaction is the result of a joint bid by Crosstex and Devon Energy Corporation (NYSE: DVN) to acquire Chief’s assets. Devon, the Barnett Shale’s largest producer, has simultaneously entered into an agreement to acquire Chief’s oil and gas properties in the Barnett Shale. Chief is currently the third largest producer in the area. The Chief gathering systems link Crosstex’s existing facilities and other pipelines with 328 existing producing wells and thousands of new wells expected to be drilled in the future across nine North Texas counties.
“This acquisition enhances our position in the hottest natural gas play in the U.S. and creates a strong alliance with Devon, the largest U.S.-based independent and the biggest producer in the Barnett Shale. The commitment of the Chief acreage and acreage owned by Devon and other producers in the area ensures a continuing supply of natural gas for our new North Texas Pipeline. Additionally, it significantly enhances our organic growth and consolidation strategy in the play and potentially creates an opportunity for us to build additional takeaway capacity,” said Barry E. Davis, President and Chief Executive Officer.
“We have a long relationship with Chief as they were the first shipper to commit to our North Texas Pipeline. They’ve done a terrific job of creating one of the best positions in the Barnett Shale, and we are pleased to step into their position,” said Mr. Davis.
The Crosstex agreement with Chief has been approved by Crosstex’s Board of Directors, and is subject only to customary regulatory approvals and completion of certain pre-closing conditions by both parties. Crosstex expects to close this transaction on June 29, 2006.
The acquired systems consist of approximately 250 miles of existing pipeline with up to an additional 400 miles of planned pipelines, located in Parker, Tarrant, Denton, Palo Pinto, Erath, Hood, Somervell, Hill and Johnson counties. They also include a 125 million cubic feet per day CO2 treating plant and compression facilities with 26,000 horsepower. At closing, approximately 160,000 net acres owned by Chief and 60,000 net acres owned by other producers will be dedicated to the systems.
The acquired systems have a current throughput of approximately 125 million cubic feet per day with an additional 44 million cubic feet per day awaiting pipeline connections. The systems have substantially greater volume potential as Devon pursues an accelerated drilling schedule and optimizes production from existing wells over the next several years. In addition, Crosstex intends to utilize its current and expanding facilities to provide a full range of value-added midstream services to other Barnett Shale producers.
Crosstex’s existing assets include the 140-mile, 24-inch North Texas Pipeline that has a current capacity of 250 million cubic feet per day that will be expanded to 375 million cubic feet per day by early 2007, a 35 million cubic feet per day Goforth processing plant, and a 50 million cubic feet per day Azle processing plant, which is currently under construction. Both plants are in Parker County.
The Barnett Shale is the largest active natural gas play in the continental United States. Currently, natural gas production from the Barnett Shale averages 1.4 billion cubic feet per day with predicted growth of up to 3 billion cubic feet per day during the next three to five years, according to industry reports.
Financial Impact
The Partnership currently anticipates financing at least 50 percent of the acquisition price with newly issued subordinated units, and the remainder will be financed with debt. The subordinated units would not participate in distributions for the first eighteen months after the close, and would then convert to common units. The Partnership believes that at that point, Devon’s expanded drilling program will have had an opportunity to increase production and cash flows from the system to support distributions on the subordinated units as they convert to common units. The Partnership expects to directly place up to 60 percent of these units with Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation), and an additional amount directly with certain members of the Board of Directors or their affiliates. These proposed transactions are specifically subject to the approvals discussed below. It expects to place any additional units directly with institutional investors.
Subject to review and approval by the Conflicts Committee of the Board of Directors of the general partner of the Partnership, and a similar review and approval by the Special Committee of the Board of Directors of the Corporation, it is anticipated that the subordinated units would be sold to the Corporation and to certain investors who are affiliates of Board members. It is expected that the price of the units would be a discount from current market prices of the Partnership’s common units intended to reflect the fact that the units are not liquid and have no distribution for the first eighteen months. The price is intended to reflect a fair market price for the subordinated units, based on a review of similar transactions and other market factors.
The Corporation is considering financing its acquisition of the units with the sale of new shares of the Corporation. Certain members of the Board of Directors of the Corporation and their affiliates have expressed an interest in acquiring a portion of such shares. Any such acquisition would be subject to the review and approval of the Special Committee. It expects to place any additional shares directly with institutional investors. Alternatively, the Corporation has a loan commitment from Bank of America for $250 million to fund its acquisition of the subordinated units.
“Based on this financing structure, we expect the impact of the acquisition would be neutral to the Partnership’s distributions in the first six months. After that, we believe drilling operations will increase production dedicated to the system and that the transaction will be highly accretive to the Partnership,” Mr. Davis said.

Based on a 1:1 coverage of distributable cash flow, the acquisition is expected to add approximately 20 to 30 cents to the 2007 and 2008 distributions. After 2008, the strategic value of the acquisition is expected to be evidenced by more material increases in the distribution, as production accelerates in the Barnett Shale area.
Similarly, the Corporation expects the acquisition will be neutral to the dividend in the first eighteen months after the transaction, if the Corporation finances the acquisition with new shares. After that, it is anticipated that the dividend will increase materially due to the acquisition. The Corporation believes the acquisition could add over $2.00 to its annual dividend in the third year after closing, and significantly more in subsequent years, assuming continued drilling success in the Barnet Shale.
Conference Call
Crosstex will hold a conference call to discuss this transaction on Tuesday, May 2, 2006 at 1:30 p.m. Central Time (2:30 p.m. Eastern Time). The dial-in number for the call is 866-578-5771, pass code 20512142. A live Webcast of the call with accompanying slides can be accessed on the investor relations page of Crosstex Energy’s Web site at http://www.crosstexenergy.com. The call will also be available for replay for 30 days by dialing 888-286-8010, pass code 26448654, or by going to the investor relations events page of the Company’s Web site.
About the Crosstex Energy Companies
Crosstex Energy, L.P., a midstream natural gas company headquartered in Dallas, operates over 5,000 miles of pipeline, ten processing plants, four fractionators, and approximately 150 natural gas amine treating plants and 22 dew point control plants. Crosstex currently provides services for over 3.0 Bcf/day of natural gas, or approximately 6.0 percent of marketed U.S. daily production based on August 2005 Department of Energy data. Crosstex Energy, Inc. owns the two percent general partner interest, an approximately 38 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P. Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein, including statements regarding accretion and expected increases in distributions and dividends, constitute forward-looking statements. These statements are subject to numerous risks and uncertainties, including the level of future drilling activities in the Barnett Shale and our other areas of operation, a decline in the price and market demand for natural gas and natural gas liquids and the inability to obtain new sources of natural gas supplies. For information concerning these risks and uncertainties, see the Partnership’s and the Corporation’s publicly available filings with the Securities and Exchange Commission. Although the Partnership and the Corporation believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurances that such expectations will prove to be correct.
SOURCE Crosstex Energy, L.P.
05/02/2006
CONTACT: William W. Davis, Executive V.P. and Chief Financial Officer,
or A. Chris Aulds, Executive V.P. — Public and Industry Affairs, both of
Crosstex Energy, L.P., +1-214-953-9500/
/Web site: http://www.crosstexenergy.com /
(XTEX XTXI DVN)
CO: Crosstex Energy, L.P.; Chief Holdings LLC; Devon Energy Corporation;
     Crosstex Energy, Inc.
ST: Texas
IN: OIL
SU: TNM CCA RLE
KS-CJ
— DATU031 —
0604 05/02/2006 08:00 EDT http://www.prnewswire.com